Exhibit 99.1
Exagen Inc. Announces Changes to the Board of Directors
San Diego, Calif., April 25, 2024 (GLOBE NEWSWIRE) – Exagen Inc. (Nasdaq: XGN), a leading provider of autoimmune testing solutions, today announced changes to the Board of Directors.
Exagen is pleased to announce Scott Kahn, Ph.D. is joining the Board as a Class I Director. Dr. Kahn has a distinguished career in life sciences spending over 30 years in global leadership positions. Prior to starting his career in the life science industry, he was an assistant professor of organic chemistry at the University of Illinois. He spent over 10 years at the scientific software company, Accelrys, where he held several positions with increasing responsibility including SVP, General Manager and Chief Science Officer. He then joined Illumina as its first Chief Information Officer and spent 12 years with the sequencing leader. He was most recently with LunaPBC as the Chief Information and Privacy Officer. Dr. Kahn currently holds Board positions at Blue Circle Health, Rady Children’s Institute for Genomic Medicine and Rady Children's Hospital.
Dr. Kahn received a B.S. in Chemistry from Rider College, a Ph.D. in Theoretical Organic Chemistry from the University of California, Irvine and was a Fellow Commoner at Churchill College and Postdoctoral Fellow at the University of Cambridge, England.
"I am thrilled to join Exagen’s Board of Directors. The management team and the board have made extensive changes over the past year and a half to position the company for a prosperous future.  As the company continues its transition, I am eager to contribute to this next phase of growth and innovation," said Dr. Kahn.
Additionally, in an ever-continuing effort to streamline operations at the company, Exagen announced that it is reducing the size of the Board of Directors from nine to seven, a change that has been carefully planned and complements our long-term strategy. Brian Birk, Ebetuel Pallares, Ph.D. and Wendy Johnson have all agreed to step down from the Board of Directors, effective on the date of the annual shareholder meeting on June 10th, 2024.
“First, I want to thank Brian Birk, Beto Pallares, Ph.D. and Wendy Johnson for their years of commitment and service to the Exagen Board of Directors. They have been instrumental in providing guidance and strategy to the company throughout its growth. Since I joined the company in late 2022, they have been integral in making the necessary changes to focus on achieving profitability and have been extremely supportive throughout my transition,” said John Aballi, President and Chief Executive Officer of Exagen. “As the company evolves, so do the requirements of our Board. To ensure we are well-equipped to grow with these changes, we have appointed Dr. Kahn to our Board of Directors. This is a very exciting time for Exagen as the company enhances its product capabilities, and Dr. Kahn’s expertise will play an important role in this process.”

About Exagen:
Exagen is a leading provider of autoimmune testing and its purpose as an organization is to provide clarity in autoimmune disease decision making with the goal of improving patients’ clinical outcomes. Exagen is located in San Diego County, California.
For more information, please visit Exagen.com or follow @ExagenInc on X (formally known as Twitter).
Forward Looking Statements:
Exagen cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Exagen’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: Exagen’s goals, strategies and ambitions; potential future financial and business performance; the potential utility and effectiveness of Exagen’s services and testing solutions; the expected benefits of Dr. Kahn’s position with Exagen; potential shareholder value and growth and 2024 guidance. The inclusion of forward-looking statements should not be regarded as a representation by Exagen that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Exagen’s business, including, without limitation: delays in reimbursement and coverage decisions from Medicare and third-party payors and in interactions with regulatory authorities, and delays in ongoing and planned clinical trials involving its tests; Exagen’s commercial success depends upon attaining and maintaining significant market acceptance of its testing products among rheumatologists, patients, third-party payors and others in the medical community; Exagen’s ability to successfully execute on its business strategies; third-party payors not providing coverage and adequate reimbursement for Exagen’s testing products, including Exagen’s ability to collect on funds due; Exagen’s ability to obtain and maintain intellectual property protection for its testing products; regulatory developments affecting Exagen’s business; and other risks described in Exagen’s prior press releases and Exagen’s filings with the Securities and Exchange Commission (“SEC”), including under the heading “Risk Factors” in Exagen’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 18, 2024 and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Exagen undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Contact:
Ryan Douglas
Exagen Inc.

ir@exagen.com
760.560.1525